Firepond Form 8-K  Exhibit 99.2

FIREPOND RECEIVES ADDITIONAL EQUITY FUNDING

MANKATO, MINNESOTA (August 12, 2008) – Firepond, Inc. (OTCBB: FPND) announced today that FP Tech – the Company’s majority shareholder – has purchased an additional 357,143 shares of common stock from the Company at a price of $1.40 per share. In connection with this $500,000 of new funding, Firepond’s secured creditors have unanimously agreed that in the event FP Tech exercises an option to invest an additional $1.5 million in Firepond prior to June 30, 2009, the Company may extend the maturity of its senior debt for an additional year (through June and December 2010). The senior secured creditors of the Company would then also have the option of receiving payment or converting their debt at $2 per share.

L. Bradlee Sheafe, President of Firepond, stated, “This transaction represents a vote of confidence and our largest shareholder’s and our senior creditors’ continued recognition of the underlying value of Firepond. Our product has always been superior, as our customers will attest. Now that we are in a better financial position, we are poised to move forward with confidence that Firepond will continue to hold its leading position in the on-demand configuration, pricing and quoting marketplace. As we celebrate our 25th anniversary, Firepond is proud of its legacy as the pioneer in this market and excited about a future founded on a tremendous product, firm financial footing and the expansion of its loyal customer base.”

Audrey Spangenberg, Chairperson of Firepond and President of FP Tech, said “Firepond has made great progress since management and operations were restructured less than four months ago. Firepond has started to leverage its key asset – its 40+ Mankato, Minnesota-based employees with an average of over 12 years of experience – and in a short period of time has begun to demonstrate improved results with noteworthy customer wins, improved implementation periods and lower operating costs. This new investment by FP Tech represents our continuing support for Firepond’s leading CPQ OnDemand solution, the new management team and Firepond’s employees and customers.”

About Firepond
Firepond (OTCBB: FPND) is the leading provider of multi-tenant, on-demand Configure-Price-Quote™ software that automates and simplifies product pricing and configuration for companies and helps these enterprises improve order accuracy while reducing their cost of sales. Firepond’s sales solutions help companies to optimize their sales processes whether their need is to solve complex product or pricing configuration, create product catalogs or provide an interactive selling system and dramatically improve response time. Firepond solutions provide a rapid ROI through improved order accuracy (100% of submitted orders have accurate specifications and pricing), improved proposal generation time and high user acceptance. For additional information about Firepond, visit www.firepond.com or call 1-866-UCONFIG (826-6344).

About FP Tech
FP Tech Holdings, LLC is majority owned by Acclaim Financial Group, LLC. FP Tech currently owns (along with various other entities) approximately 75% of the outstanding common stock of Firepond, Inc. and approximately $1.0 million of its senior debt. FP Tech is principally focused on acquiring interests in technology companies and is part of a collection of companies offering business solutions through operating companies and licensing companies. Additional information regarding FP Tech’s holdings in Firepond is available at www.sec.gov.

Forward-Looking Statement

This press release may contain forward looking statements that involve risks and uncertainties, including statements regarding our business strategy and development plans, plans for entering into new businesses, anticipated sources and uses of funds and other statements regarding our plans, objectives, expectations and intentions that are not historical facts. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those discussed in this press release. These risks and uncertainties are described in greater detail in the reports that we have filed with the Securities and Exchange Commission. Our actual results, performance or achievements may vary materially from those expressed or implied in any forward-looking statements. All forward-looking statements reflect our beliefs and expectations as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise.

Contact
Jim Scheper
Vice President of Marketing and Sales
jim.scheper@firepond.com
303-378-7819